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SYNALLOY CORPORATION
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SYNALLOY SENDS LETTER TO SHAREHOLDERS SETTING THE RECORD STRAIGHT

Examines Privet’s and UPG’s Nominees’ Lack of Qualifications and Their Efforts to Seize Control of the Board and Business of Synalloy Without Paying Shareholders Any Premium

Highlights the Proactive Steps Taken by the Board and Management Team of Synalloy to Maximize Value, Including by Exploring a Full Range of Strategic Alternatives after the Markets Have Stabilized

Urges Shareholders to Sign, Date and Promptly Return the BLUE Proxy Card to Support Synalloy’s Independent, Experienced and Highly Qualified Directors

RICHMOND, VA - (BUSINESS WIRE) - April 30, 2020 - Synalloy Corporation (Nasdaq: SYNL) (“Synalloy” or the “Company”) today issued a letter to shareholders examining the lack of qualifications of the nominees that Privet Fund Management LLC (“Privet”) and UPG Enterprises LLC (“UPG”) included on their dissident slate, and clarifying that Synalloy’s management team and incumbent nominees outmatch the dissident slate in qualifications, possessing extensive experience and expertise in all relevant skillsets. The letter also highlights the proactive steps taken by the Board of Directors (the “Board”) and management team of Synalloy to maximize value and navigate the COVID-19 pandemic, including by exploring a full range of strategic alternatives after the markets have stabilized.

The full text of the letter follows:

April 30, 2020

Dear Synalloy Shareholders,

Four weeks ago, Privet and UPG launched a public, distracting and costly campaign designed to discredit Synalloy’s management team and Board out of their own self-motivated interests, which are at odds with Synalloy’s other shareholders. With nearly a 25% ownership position, Privet and UPG are seeking to gain control of the Company without paying so much as a penny to you, our shareholders. Privet and UPG ambushed the Board and management with this campaign for control without first attempting to negotiate - let alone even discuss - a constructive path forward. Shareholders should strongly scrutinize Privet’s and UPG’s aggressive behavior, the accuracy of their disclosures about their previous relationship and decision to invest as a group in Synalloy, and their intentions that could significantly harm your investment.

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It is time to set the record straight. Privet and UPG are supporting their value-destructive campaign through countless misrepresentations of the Company’s financial performance and the qualifications and experience of our management team and Board, as well as gross exaggerations of the capabilities of their own dissident nominees. We will not let Privet and UPG drive a wedge between Synalloy’s current leadership and its shareholders.

Privet and UPG - Long on Talk, Short on Experience
Privet:

•
Benjamin Rosenzweig, a Partner with Privet and a dissident nominee, has spent almost the entirety of his short career at this activist investment firm and buyout shop. Less than 15 years removed from college, we are unable to identify any discernible operating experience of any kind attributable to Mr. Rosenzweig, let alone as an executive or leading director in a company in our industry. This “qualified” candidate is Privet’s spokesman and the assumed leader of this takeover initiative and - at best - speculative turnaround plan. In addition, Mr. Rosenzweig is a director of Potbelly Corporation that, after drawing down $40 million of available capacity under its revolving credit facility, took $10 million from the federal government’s loan program intended to help small businesses struggling through the economic fallout from the global COVID-19 pandemic. The company later returned the funds but only after significant public backlash and pressure.

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Shareholders should keep in mind that management frequently engaged with Privet, including many times in person, since 2016. While not a nominee, Privet’s principal and portfolio manager Ryan Levenson has, in our view, been the architect of Privet’s and UPG’s group investment in Synalloy and this activist campaign. During the course of our numerous engagements with him, Mr. Levenson repeatedly complimented the management team on doing an excellent job of acquiring and integrating our businesses. Unfortunately, Mr. Levenson’s decision to initiate this campaign is at odds with his previous praise of Synalloy. Shareholders should ask how often Mr. Levenson’s actions belie his words. Shareholders should also ask Mr. Levenson why Privet’s direct and long-term representation on the boards of current investments, such as in PFSweb, Inc. and Potbelly Corporation, do not appear to have yielded shareholder value. We also believe Mr. Levenson’s only operating experience is as Vice President of Business Development at MSI, a privately held business, which Mr. Levenson has informed us is owned by his wife’s family.

UPG:

•
Christopher Hutter, UPG’s co-founder and also a nominee on the dissident slate whom the dissident group has proposed to serve as Synalloy’s interim CEO, does not appear to have relevant prior experience to serve in such capacity. Prior to forming UPG, as far as we can tell, Mr. Hutter’s experience was limited to his family’s real estate business.

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Despite lacking relevant complex manufacturing and operating experience to run any of Synalloy’s operating businesses, let alone the entire public company, shareholders are being asked to trust his plan to aggressively reduce excess costs and increase cash flow, based merely on “spreadsheet math,” without any grounding or foundation on Synalloy’s operations or industry acumen.

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Privet and UPG have trumpeted their other dissident nominees’ manufacturing experience, especially related to the Metals and Chemicals segments. Unfortunately, nothing in the dissidents’ backgrounds or proxy materials suggest any significant manufacturing exposure.

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The dissident group portrays UPG as a manufacturing powerhouse that has driven explosive growth over the past six years. UPG, however, is a privately owned company. We are unable to identify any public and independently audited disclosures about its performance, which makes it almost impossible for Synalloy’s shareholders to evaluate and stress test its alleged track record as they can for Synalloy. The company was apparently formed by two high-net-worth family offices in 2014 and has assembled what appears to be primarily a metals service center business. UPG’s service centers appear to simply be distribution businesses that purchase and resell inventory, only engaging in limited processing of materials. This is completely different from the complex manufacturing-heavy operations of Bristol Metals, ASTI, Palmer or our Chemicals companies.

Synalloy Leadership - Experience that Matters

Synalloy’s Board and management team, in contrast, possess extensive experience in manufacturing and distribution operations, engineering and chemicals expertise, deep financial knowledge, and additional relevant skillsets that significantly enhance their ability to advise and guide the Company:

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Your CEO, Craig Bram, spent the first quarter of his long career working in publicly traded manufacturing and distribution companies, including Reynolds Metals Company (at the time, the second largest aluminum manufacturer in the world) and Richfood, Inc. (a large food wholesaler, now part of United Natural Foods, Inc.). Mr. Bram held positions of increasing responsibility in logistics and supply chain, sales and marketing, and corporate planning and development.

Prior to joining Synalloy, Mr. Bram pursued start-up ventures and acquisitions across multiple industries. He participated directly in the funding of these businesses, served on their boards, and, in several cases, took on operating roles as well. These eight private companies collectively employed over 500 individuals. During this time, Mr. Bram was nominated to Synalloy’s Board to contribute his leadership and financial expertise, grounded in a wide spectrum of operational and industry experience relevant to Synalloy’s business.

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Since then, Mr. Bram has been dedicated to Synalloy for over 15 years, serving on the Board for six years before assuming the role of CEO and President. Mr. Bram was selected as CEO after an exhaustive search process. We find that his time on the Board, prior to his selection as CEO, proved invaluable, allowing him to develop his understanding of the businesses and their leadership teams and to quickly transition into his new role as CEO and President of the Company.

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Your Board has continued to evolve throughout Mr. Bram’s tenure and possesses an unquestionable depth of experience and commitment to the Company. Unlike the dissident’s slate of nominees, the incumbent directors bring substantial value to the Board:

◦	Operational Leadership. Three of our directors currently serve in the role of President or General Manager of their respective companies and are charged with full oversight of business operations.

◦
Industry Expertise. Two of our directors possess engineering degrees: one has developed extensive experience working with some of the largest Chemical companies in the world, and the other possesses broad operating experience in both the beer and agricultural chemicals industries. These directors’ insights on safety and environmental compliance, as well as on maximizing results in both union and non-union work environments, have proved particularly beneficial to the Board.

◦
Financial Acumen. Our directors include a former Big Four audit partner whose practice focused on industrial businesses, a retired banking executive who possesses extensive relationships in the credit markets, and, most recently, a former CFO of multiple public companies that operate in manufacturing and distribution.

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M&A Experience. Our Board also possesses deep M&A experience, which has proved invaluable as Synalloy continues to carry out its acquisition program and assemble the high-quality assets that comprise your Company.

◦
Refreshment. Two of your eight directors were added to the Board within the last five years, and a third is nearing just six years of service. Your diverse, experienced Board strikes the optimal balance of institutional knowledge and fresh ideas.

◦
Given the depth of relevant experience of our directors, we find Privet’s and UPG’s insinuation that any of our directors were added to the Board for reasons other than their qualifications especially egregious.

◦	Based on a comparison of their backgrounds, the dissident slate does not possess a single nominee whose qualifications rival any one of our incumbent directors’

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experience - we are therefore surprised that the dissident group suggests its nominees should steer your investment in Synalloy.

Synalloy’s Board and Management Team Have Taken Proactive Steps to Position the Company to Maximize Value Once the Markets Have Stabilized
Shareholders Should Ignore Privet’s and UPG’s False Claims to the Contrary

•	Your Board and management team produced record profits for the Company in 2018. Adjusted EBITDA and Adjusted EBITDA per share established new records at $34.1 million and $3.85, respectively.[i]

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Comparing the two previous peak years in the business cycle, the Company has shown consistent improvement in both profits and margins. Adjusted EBITDA in 2014 was $21.7 million, or 10.9% of revenue.ii In 2018, the Company achieved its new record high when Adjusted EBITDA reached $34.1 million, or 12.1% of revenue.iii Adjusting for the sale leaseback transaction in 2016, an initiative that was loudly applauded by Privet, Adjusted EBITDA would have come in at $37.2 million, or 13.2% of revenue in 2019.

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Even in the trough years of the business cycle, profits have improved. In 2016, Adjusted EBITDA, including the impact of the sale leaseback, was only $2.7 million, or 1.9% of revenue.iv In 2019, welded stainless steel pipe consumption in North America fell nearly to the recessionary levels posted in 2016. However, with the Marcegaglia USA, Inc. and ASTI acquisitions, Adjusted EBITDA, including the impact of the sale leaseback, was $17.4 million, or 5.7% of revenue.[v]

•
In the peak years of 2014 and 2018, Synalloy’s share price posted highs of $18.84 and $24.80, respectively.vi The average of the high and low price in 2014 was $15.99 and increased to $18.45 in 2018.vii In the trough years of 2016 and 2019, the average of the high and low share price increased from $9.06 to $15.55.viii

•
Synalloy’s total shareholder return as of March 31, 2020 for the last three- and five-year periods was -25.6% and -35.5%, respectively. By comparison, the Metals groupix for the same three- and five-year periods posted an average loss of -44.9% and -48.9%. The median loss for the Metals group for the same periods was -54.8% and -66.3%. While the last five years have been challenging for Metals related companies overall, Synalloy has handily outperformed the group.

Synalloy’s Board and Management Have Maintained a Sharp Focus on Cost Containment
Shareholders Should Ignore Privet’s and UPG’s Specious Claims to the Contrary

•	The Board and management team of Synalloy have always maintained an intensive focus on cost containment. While 2019 fell short of expectations due to macroeconomic

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conditions, sharply decreased demand for welded stainless-steel pipe and downward pressure on pricing which impacted most manufacturers, we had significant success in managing our cash flow, paying down debt and increasing our market share. In preparing our forecast for 2020, we saw a challenging year ahead that looked very similar to what we saw in 2019. In response, we implemented cost savings of over $6 million.

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Privet and UPG recently criticized the Company’s decision to purchase a shared ownership of a corporate plane. Here, too, the record needs to be set straight. Several years ago, we examined more efficient ways to transport our personnel to their sister facilities, many of which are not located near commercial airports or else have access only to limited daily flights. The Company determined that fractional ownership of a plane with several other partners offered a reasonable financial solution. The plane is only used for trips that cannot be driven in under four hours, and the Company targets a minimum of three passengers per trip in order to reduce the net cost relative to airline tickets, hotels, meals and other travel related expenses that can be avoided by using the corporate plane. It is possible for the plane to be chartered for personal use; however, the traveler is charged personally for the full hourly cost of operation. Between 2017 and 2019, the Company flew a total of 398 hours, of which 305 hours were flown by operating personnel - approximately 77% of total Company hours. By comparison, the CEO flew a total of 93 hours over the past three years - approximately 23% of total Company hours. If Privet views this measured use of a shared ownership of a plane for business purposes as corporate waste, then we wonder why it has chosen to continue engaging in a costly and distracting proxy contest at the expense of shareholders, rather than continue settlement discussions with the Company?

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The Compensation Committee of the Board consults with a leading, global, independent compensation consultant annually on executive compensation. Initially, the consultant provided a report that showed Synalloy’s executive compensation was in the bottom quartile of the peer group. In recent years, the Compensation Committee has raised executive compensation closer to the median of the peer group. As proof of their confidence, leading, independent proxy advisors ISS and Glass Lewis have continuously recommended a “for” vote for Synalloy’s Say-on-Pay. Most importantly, shareholders have continued to ratify the Say-on-Pay vote with high approval of 89% or more.[x] We regularly engage with shareholders on the topic of executive compensation and always look to implement their feedback.

•
Synalloy’s SG&A expense as a percentage of revenue is below the average of its Metals group.xi This group consists of Synalloy’s suppliers, customers and competitors, as well as holding companies with Metals-related businesses. Synalloy’s cash basis SG&A (excludes one-time acquisition related costs and amortization of intangibles) as a percentage of revenue in 2019 was comparable to, or better than, the peer Metals group. Synalloy’s absolute SG&A has climbed over the past five years due to the acquisition of Specialty Pipe and Tube (essentially a sales organization) as well as adjustments to bring executive compensation in line with its peer group.

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We strongly encourage you to consider the facts and vote the BLUE proxy card for the highly qualified incumbent Board. Particularly during this turbulent time, it is important that shareholders be able to rely on leadership with stability, institutional awareness and established public company and industry experience. Conversely, turning your Company over to an inexperienced group of investors with a speculative and untested plan who possess no discernible operating experience germane to our complex manufacturing businesses, particularly in the midst of a global pandemic, is not, in our view, a recipe for maximizing shareholder value.

Very truly yours,

Synalloy Corporation

The Choice is Clear - Please Sign, Date and Promptly Return the BLUE Proxy Card
The Board urges you to carefully consider the information contained in the Company’s proxy materials in connection with the 2020 Annual Meeting of Shareholders and cast your vote on the BLUE proxy card.

•	DO NOT return the white proxy card sent to you by Privet and UPG

•	DO NOT vote by responding to the email solicitations sent to you by Privet and UPG

Should you have any questions, please contact the Company’s proxy solicitor Morrow Sodali LLC:

About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tube, galvanized pipe and tube, fiberglass and steel storage tanks, specialty chemicals and the master distribution

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of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our website at www.synalloy.com.

Forward-Looking Statements
This press release may include “forward-looking statements” within the meaning of the federal securities laws. All statements that are not historical facts are “forward-looking statements.” The words “estimate,” “project,” “intend,” “expect,” “believe,” “should,” “anticipate,” “hope,” “optimistic,” “plan,” “outlook,” “should,” “could,” “may” and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company assumes no obligation to update the information included in this release.

Important Other Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2020 Annual Meeting of Shareholders. The Company has filed a definitive proxy statement and BLUE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, are set forth in the definitive proxy statement and other materials filed with the SEC in connection with the 2020 Annual Meeting of Shareholders. Shareholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at www.synalloy.com.

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Media Contact
Dan McDermott, ICR
(646) 677-1811
Dan.McDermott@icrinc.com

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